                                                                      Exhibit 12

                     UNION TANK CAR COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Thousands)

                                                                           For the year ended December 31,
                                          Line     ----------------------------------------------------------------------------
                                         number       2002             2001            2000            1999             1998
                                        -------    ----------      -----------      ----------      ----------       ----------
Income Available for Fixed Charges:
-------------------------------------

Income from continuing operations          1         $ 96,749        $ 116,651       $ 145,967       $ 131,307        $ 141,509

Provision for federal income taxes         2
  and foreign taxes                                    55,047           61,844          76,758          73,037           82,197

Provision for state income taxes           3            1,257            4,940           3,751           4,969            4,949

Fixed charges (line 8)                     4          103,218          110,995         100,047          94,136           91,601
                                                   ----------      -----------      ----------      ----------       ----------

Income available for fixed charges         5        $ 256,271        $ 294,430       $ 326,523       $ 303,449        $ 320,256
                                                   ==========      ===========      ==========      ==========       ==========


Fixed Charges:
-------------------------------------
Interest expenses (including               6         $ 78,289         $ 85,626        $ 76,613        $ 73,292         $ 71,478
  amortization of debt discount) as
  shown on the consolidated statement
  of income

Add interest portion of rent expense       7           24,929           25,369          23,434          20,844           20,123
                                                   ----------      -----------      ----------      ----------       ----------

Total fixed charges                        8        $ 103,218        $ 110,995       $ 100,047        $ 94,136         $ 91,601
                                                   ==========      ===========      ==========      ==========       ==========

Number of times fixed charges were
  earned (line 5/line 8)                                 2.48 x           2.65 x          3.26 x          3.22 x           3.50 x
                                                  ===========      ===========      ==========      ==========       ==========